Exhibit 10.3

EXECUTION VERSION

TAX SHARING AND INDEMNITY AGREEMENT

BY AND BETWEEN

KRAFT FOODS INC.

AND

KRAFT FOODS GROUP, INC.

DATED AS OF SEPTEMBER 27, 2012

i

ii

TAX SHARING AND INDEMNITY AGREEMENT

THIS TAX SHARING AND INDEMNITY AGREEMENT (this “Agreement”) is between Kraft Foods Inc., a Virginia corporation (“SnackCo”), and Kraft Foods Group, Inc., a Virginia corporation (“GroceryCo”) (sometimes referred to herein individually as “Party”, or together, as “Parties”).

W I T N E S S E T H:

WHEREAS, SnackCo is the common parent corporation of an affiliated group of corporations (the “SnackCo Consolidated Return Group”) within the meaning of Section 1504(a) of the Internal Revenue Code of 1986, as amended (the “Code”);

WHEREAS, GroceryCo is a member of the affiliated group of corporations with respect to which SnackCo is the common parent corporation;

WHEREAS, SnackCo acting through itself, its Subsidiaries and other entities in which it has a direct or indirect ownership interest, currently conducts the GroceryCo Business and the SnackCo Business;

WHEREAS, the SnackCo Board of Directors has determined that it is appropriate, desirable, and in the best interest of SnackCo and its shareholders to separate SnackCo into two publicly traded companies: (i) GroceryCo, which following the Distribution will own and conduct, directly and indirectly, the GroceryCo Business; and (ii) SnackCo, which following the Distribution will own and conduct, directly and indirectly, the SnackCo Business;

WHEREAS, as set forth in the Separation and Distribution Agreement by and between SnackCo and GroceryCo (the “Distribution Agreement”) and subject to the terms and conditions thereof, SnackCo will cause itself and each of its Subsidiaries to undergo the Internal Reorganization;

WHEREAS, as set forth in the Distribution Agreement, and subject to the terms and conditions thereof, SnackCo will distribute on a pro rata basis to the holders of SnackCo common stock all of the outstanding shares of GroceryCo common stock then owned by SnackCo (the “Distribution”);

WHEREAS, the Internal Reorganization and the Distribution are intended to qualify as tax-free to SnackCo, its shareholders, and GroceryCo under Sections 368 and 355 of the Code; and

WHEREAS, in contemplation of the Distribution, pursuant to which GroceryCo (and each of its direct and indirect Subsidiaries) will cease to be a member of the SnackCo Consolidated Return Group, the Parties hereto have determined to enter into this Agreement, setting forth their agreement with respect to certain tax matters.

NOW, THEREFORE in consideration of the premises and mutual covenants herein contained, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS

1.01 General. For the purposes of this Agreement, the terms set forth below shall have the following meanings.

“Asset” has the meaning set forth in the Distribution Agreement.

“Brands LLC” means Kraft Foods Global Brands LLC.

“Butterfly Completion Date” means the date on which the transactions comprising step 61 and steps 68 through 84.1 of the Ruling issued by the CRA are completed.

“Butterfly Transactions” means each of the transactions comprising steps 60 through 63, steps 68 through 84.1, and steps 123 and 124 of the Ruling issued by the CRA.

“Canadian Asset Transfer Agreement” means the asset transfer agreement by and between SnackCo Canada and GroceryCo Canada.

“Canadian Income Tax” means any Income Tax imposed by Canada or any political subdivision thereof.

“Canadian Royalty Adjustment” means any adjustment to a royalty paid by GroceryCo Canada to Brands LLC with respect to any Pre-Distribution Period.

“Canadian Tax-Free Status” means the Canadian Income Tax position of the applicable parties relating to the Butterfly Transactions that would arise on the assumptions that (i) each of the rulings and opinions contained in any Ruling issued by the CRA applied to determine such Income Tax position of the applicable parties and (ii) the requisite conditions for such rulings and opinions as set out in any Ruling request submitted to the CRA were satisfied.

“Canadian Transaction Tax Contest” means any Tax Contest that relates to Canadian Transaction Taxes.

“Canadian Transaction Tax” means any Transaction Tax imposed by Canada or any political subdivision thereof.

“Controlling Party” means, (i) with respect to any Tax Contest involving any Tax other than a Transaction Tax, the Party (or any member of its Group) that has the liability under Section 2.01 of this Agreement or under the Canadian Asset Transfer Agreement for the Tax directly resulting from such Tax Contest and (ii) with respect to any Tax Contest involving any Transaction Tax, the Party that has the right to control such Tax Contest as provided in Section 8.02(b) or (c) of this Agreement. For the avoidance of doubt, (a) SnackCo shall be the Controlling Party with respect to any Tax Contest related to any U.S. Federal Income Tax attributable to any Pre-Distribution Period the resolution of which could result in any member of the GroceryCo Post-Distribution Group being liable for a State Income Tax and (b) competent authority claims shall be addressed in Section 10.01(d) of this Agreement.

“CRA” means the Canada Revenue Agency.

“Danone Master Sale and Purchase Agreement” means the Master Sale and Purchase Agreement dated as of October 29, 2007 by and between Groupe Danone S.A. and Kraft Foods Global, Inc.

“Distribution Date” means the date on which the Distribution becomes effective.

“Dr Pepper Snapple Group Tax Sharing and Indemnification Agreement” means the Tax Sharing and Indemnification Agreement dated as of May 1, 2008 by and between Cadbury Schweppes plc and Dr Pepper Snapple Group, Inc.

“Effective Realization” (and the correlative terms “Effectively Realized” or “Effectively Realizes”) means, with respect to a Tax Benefit, including from the use of any Tax Attribute, the earliest to occur of (i) the receipt by SnackCo or GroceryCo (or any other member of the SnackCo Post-Distribution Group or any member of the GroceryCo Post-Distribution Group) of cash from a Taxing Authority reflecting such Tax Benefit or (ii) the application of such Tax Benefit to reduce any payments, including estimated Tax payments, with respect to (A) the Tax liability on a Tax Return of any of such entities or of any consolidated group of which any of such entities is a member or (B) any other outstanding Tax liability of any of such entities or of any such consolidated group.

“Employee Matters Agreement” means the Employee Matters Agreement by and between SnackCo and GroceryCo.

“Filing Party” means the Party (or member of its respective Group) that is responsible for filing or furnishing a given Tax Return pursuant to Article III of this Agreement.

“FIN 45 Indemnity Obligation” means any obligation or indemnity attributable to or imposed with respect to any Tax under the Dr Pepper Snapple Group Tax Sharing and Indemnification Agreement or the Danone Master Sale and Purchase Agreement.

“FIN 45 TSA Receivable” means any right to receive any amount attributable to or with respect to any Tax under the Dr Pepper Snapple Group Tax Sharing and Indemnification Agreement or the Danone Master Sale and Purchase Agreement.

“Final Determination” means (i) with respect to U.S. Federal Income Taxes, a “determination” as defined in Section 1313(a) of the Code and, with respect to Taxes other than U.S. Federal Income Taxes, any decision, judgment, decree or other order by a court of competent jurisdiction that, under applicable law, is not subject to further appeal, review or modification through proceedings or otherwise; (ii) the execution of an IRS Form 870-AD or other closing agreement or accepted offer in compromise under Sections 7121 or 7122 of the Code, or a comparable agreement under the laws of a state, local, or foreign taxing jurisdiction; (iii) the payment of Tax by any member of the SnackCo Post-Distribution Group or the GroceryCo Post-Distribution Group with respect to any item disallowed or adjusted by a Taxing Authority, provided that the Controlling Party determines that no action should be taken to recoup such payment; (iv) a final settlement resulting from a competent authority determination; or (v) any other final disposition, by mutual agreement of the Parties or by reason of the expiration of a statute of limitations or period for the filing of claims for refunds, amended Tax Returns, or appeals from adverse determinations.

“Foreign Country” means (i) any country other than the United States, (ii) any possession or territory of the United States, including but not limited to the Commonwealth of Puerto Rico or (iii) any political subdivision of a country identified in (i) above or any possession or territory of the United States identified in (ii) above.

“GroceryCo Business” has the meaning set forth in the Distribution Agreement.

“GroceryCo Canada” means Kraft Canada Inc.

“GroceryCo Liability” means any Tax, Residual Indemnity Obligation, or Specified Indemnity Obligation that GroceryCo or any member of the GroceryCo Post-Distribution Group is liable for under Section 2.01 of this Agreement.

“GroceryCo Post-Distribution Group” means GroceryCo, all Persons that are Subsidiaries of GroceryCo immediately after the Distribution, and Persons that become Subsidiaries of GroceryCo thereafter; provided however,

(a) if any Person that is a member of the GroceryCo Post-Distribution Group at any time after the Distribution subsequently becomes a Subsidiary of SnackCo, such Person will not be treated as a member of the GroceryCo Post-Distribution Group with respect to any Tax Year or portion thereof beginning after the date such Subsidiary becomes a Subsidiary of SnackCo; and

(b) if any Person that is a member of the SnackCo Post-Distribution Group at any time after the Distribution subsequently becomes a Subsidiary of GroceryCo, such Subsidiary will only be treated as a member of the GroceryCo Post-Distribution Group with respect to any Tax Year or portion thereof beginning after the date such Subsidiary becomes a Subsidiary of GroceryCo.

“Group” means the SnackCo Post-Distribution Group or the GroceryCo Post-Distribution Group, as the context requires.

“Income Tax” means all Taxes (i) based upon, measured by, or calculated with respect to, net income, net profits or deemed net profits (including, without limitation, any capital gains Tax, minimum Tax based upon, measured by, or calculated with respect to, net income, net profits or deemed net profits, any Tax on items of Tax preference and depreciation recapture or clawback, but not including sales, use, real or personal property, gross or net receipts, gross profits, transfer and similar Taxes), (ii) without limiting (i) hereof, imposed by a Foreign Country that qualify under Section 903 of the Code or (iii) based upon, measured by, or calculated with respect to multiple bases (including, but not limited to, corporate franchise and occupation Taxes) if such Taxes may be based upon, measured by, or calculated with respect to one or more bases described in clause (i) above. Notwithstanding the above, the Taxes described in clause (iii) shall be considered Income Taxes only to the extent that such Taxes exceed the hypothetical amount of such Taxes that would have been imposed had all of the bases described in clause (i) on which such Taxes are based, measured, or calculated been equal to zero. For the avoidance of doubt, any amount withheld with respect to any Income Tax of another Person shall not be considered an Income Tax for purposes of this Agreement.

“Internal Reorganization” means all of the transactions, other than the Distribution, described in the document entitled “Detailed Structure Charts” delivered by SnackCo to GroceryCo.

“IRS” means the United States Internal Revenue Service.

“Liability” has the meaning set forth in the Distribution Agreement.

“Non-Canadian Foreign Income Tax” means any Income Tax, other than a Canadian Income Tax, imposed by any Foreign Country.

“Non-Canadian Transaction Tax Contest” means any Tax Contest that relates to Non-Canadian Transaction Taxes.

“Non-Canadian Transaction Tax” means any Transaction Tax, other than a Canadian Transaction Tax.

“Non-Controlling Party” means, with respect to any Tax Contest, the Party (or member of its Group) that is not the Controlling Party or a member of the same Group as the Controlling Party.

“Non-Filing Party” means, with respect to any Tax Return, the Party (or member of its Group) that is not the Filing Party or a member of the same Group as the Filing Party.

“Non-Income Tax” means any Tax other than an Income Tax, including, for the avoidance of doubt, any domestic or foreign national, federal, state, provincial, territorial, possession, county, or local sales, use, value added, privilege, transfer, documentary, stamp, duties, recording, goods and services, harmonized sales, anti-dumping, countervail, land transfer, and similar Taxes and fees (including any penalties, interest or additions thereto) whether or not related to the Internal Reorganization or the Distribution, imposed upon any Party hereto or any member of its Group.

“Person” means any individual, corporation, company, partnership, trust, incorporated or unincorporated association, joint venture, or other entity of any kind.

“Post-Distribution Period” means any Tax Year (or portion thereof) beginning after the Distribution Date.

“Pre-Distribution Period” means any Tax Year (or portion thereof) ending on or before the Distribution Date.

“Recoverable Tax” means all sales, use, retail sales, excise, goods and services, harmonized sales, value-added, transfer, recording, privilege, documentary, registration, conveyance, real estate transfer, excise, license, stamp, or similar Taxes that are recoverable by either Party (or any member of its Group) under applicable law governing the payment of such

Taxes, including, but not limited to, the Canadian Federal Foods and Services Tax imposed pursuant to Part IX of the Excise Tax Act (Canada), the Harmonized Sales Tax imposed pursuant to Part IX of the Excise Tax Act (Canada), and the Quebec Sales Tax imposed pursuant to the Act respecting the Quebec sales tax (Quebec), and other similar recoverable Taxes in other jurisdictions.

“Residual Indemnity Obligation” means any obligation or liability attributable to or imposed with respect to any Tax under any tax sharing/allocation, purchase and sale, or similar agreement (other than this Agreement) entered into on or prior to the Distribution Date, other than any Specified Indemnity Obligation or any FIN 45 Indemnity Obligation.

“Residual TSA Receivable” means the right to receive any amount attributable to or with respect to any Tax under any tax sharing/allocation, purchase and sale, or similar agreement (other than this Agreement) entered into on or prior to the Distribution Date, other than any Specified TSA Receivable or any FIN 45 TSA Receivable.

“Ruling” means (i) all private letter rulings issued by the IRS, (ii) all advance income tax rulings and opinions issued by the CRA, or (iii) any other ruling issued by a Taxing Authority, including without limitation Puerto Rico, relating to the Butterfly Transactions, the Internal Reorganization and/or the Distribution (whether granted prior to, on, or after the date hereof), requests for such rulings, including all supplemental requests and information submissions, and any exhibit to any of the foregoing.

“Ruling and Tax Opinion Documents” means (i) any Ruling and (ii) any Tax opinion related to the Internal Reorganization and/or the Distribution delivered by Sutherland Asbill & Brennan LLP and including all exhibits thereto, which contain, inter alia, information and representations provided by SnackCo and GroceryCo in connection with the Internal Reorganization and the Distribution.

“SnackCo Business” has the meaning set forth in the Distribution Agreement.

“SnackCo Canada” means Mondelez Canada Inc.

“SnackCo Liability” means any Tax, Residual Indemnity Obligation, Specified Indemnity Obligation, or FIN 45 Indemnity Obligation that SnackCo or any member of the SnackCo Post-Distribution Group is liable for under Section 2.01 of this Agreement.

“SnackCo Post-Distribution Group” means SnackCo, all Persons that are Subsidiaries of SnackCo immediately after the Distribution, and Persons that become Subsidiaries of SnackCo thereafter; provided however,

(a) if any Person that is a member of the SnackCo Post-Distribution Group becomes a Subsidiary of GroceryCo at any time after the Distribution, such Person will not be treated as a member of the SnackCo Post-Distribution Group with respect to any Tax Year or portion thereof beginning after the date such Subsidiary becomes a Subsidiary of GroceryCo; and

(b) if any such Person that is a member of the GroceryCo Post-Distribution Group becomes a Subsidiary of SnackCo at any time after the Distribution, such Subsidiary will only be treated as a member of the SnackCo Post-Distribution Group with respect to any Tax Year or portion thereof beginning after the date such Subsidiary becomes a Subsidiary of SnackCo.

“SnackCo Pre-Distribution Group” means SnackCo and all Persons that are or were Subsidiaries of SnackCo at any time prior to the Distribution, including any predecessors of SnackCo or of any such Person. For the avoidance of doubt, the SnackCo Pre-Distribution Group includes GroceryCo.

“Specified Indemnity Obligation” means any obligation or indemnity attributable to or imposed with respect to any Tax under any of the tax sharing/allocation, purchase and sale, or similar agreements identified on Schedule 1.2(16) or Schedule 1.2(25) of the Distribution Agreement.

“Specified TSA Receivable” means any right to receive any amount attributable to or with respect to any Tax under any of the tax sharing/allocation, purchase and sale, or similar agreements identified on Schedule 1.2(16) or Schedule 1.2(25) of the Distribution Agreement.

“State Income Tax” means any Income Tax imposed by any state of the United States (or the District of Columbia) or by any political subdivision of any such state (or the District of Columbia).

“Subsidiary” means any corporation, partnership, or other legal entity (or any successor thereto) directly or indirectly “controlled” by any other Person; for purposes of this definition, “control” means the ownership of greater than or equal to 50% of the ownership interests (by vote or value) of such corporation, partnership, or other legal entity (or any successor thereto).

“Tax” or “Taxes” shall mean all domestic and foreign national, federal, state, provincial, territorial, possession, county, local, or other taxes, levies, or imposts, including any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, goods and services, harmonized sale, ad valorem, value added, transfer, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, capital stock, occupation, property, royalty, capital, workers’ compensation, employer health, pension plan, anti-dumping, countervail, production, real property gains, social security or disability, environmental or windfall profit tax, premium, custom duty or other tax, governmental fee, or other like assessment or charge of any kind whatsoever, together with any interest, penalty, addition to tax or additional amount imposed by any Taxing Authority responsible for the imposition of any such tax (United States or non-United States). For the avoidance of doubt, Tax includes any interest, penalty, addition to tax or additional amount imposed by any Taxing Authority only to the extent such item is actually paid to or charged by the Taxing Authority, and does not include any hypothetical amounts not actually paid to or charged by the Taxing Authority.

“Tax Attribute” means any domestic or foreign national, federal, state, provincial territorial, possession, county, or local net operating loss, net capital loss, general business credit, foreign tax credit, charitable deduction, or any other loss, credit, deduction, or Tax attribute that could reduce any Tax (including, without limitation, deductions, credits, alternative minimum net operating loss carryforwards related to alternative minimum taxes or additions to the basis of property) or any foreign equivalent thereof whether computed on a consolidated, combined or unitary basis.

“Tax Benefit” means an amount by which the Tax liability of a Group is reduced (including by any item of loss or deduction, any reduction of income by virtue of increased Tax basis, any entitlement to a refund or credit, or otherwise), provided that any reference in this definition to Tax shall include, without limitation, a reference to a recovery of statutory interest.

“Tax Contest” means any audit, review, examination, assessment, notice of deficiency or any other administrative or judicial proceeding with the purpose or effect of redetermining any Taxes (including any administrative or judicial review of any claim for refund).

“Tax Detriment” means an amount by which the Tax liability of a Group is increased (including by any item of income or gain, any increase in income by virtue of decreased Tax basis, any decrease in entitlement to any Tax refund or credit, or otherwise). For purposes of this definition, a Group’s Tax liability shall not be considered to have been increased by the incurrence of any Recoverable Tax unless it can demonstrate that it will not be able to recover such Tax.

“Tax Return” or “Return” means any report of Taxes due, any claim for refund of Taxes paid, any information return with respect to Taxes, or any other similar report, statement, declaration or document required to be filed under the Code or other law, including any attachments, exhibits or other materials submitted with any of the foregoing, and including any amendments or supplements to any of the foregoing.

“Tax Year” means, with respect to any Tax, the year, or shorter period, if applicable, for which the Tax is reported as provided under applicable law.

“Tax-Free Status” means (i) the transactions comprising the Internal Reorganization and the Distribution qualifying for Tax-free treatment under Sections 368, 355 or 351 of the Code, (ii) the Butterfly Transactions qualifying for Canadian Tax-Free Status and (iii) the transactions comprising the Internal Reorganization and the Distribution qualifying for Tax-free treatment under comparable provisions of state, local, Puerto Rican and other foreign law.

“Taxing Authority” means any governmental authority (whether domestic or foreign, and including, without limitation, any country, state, province, territory, possession, county, municipality, or other political subdivision) responsible for the imposition or collection of any Tax.

“Transaction Taxes” means (i) all Income Taxes of any member of the SnackCo Post-Distribution Group or any member of the GroceryCo Post-Distribution Group resulting from, or arising in connection with, the failure of the transactions comprising the Internal Reorganization or the Distribution to have Tax-Free Status and (ii) all Income Taxes of any third party for which any member of the SnackCo Post-Distribution Group or any member of the GroceryCo Post-Distribution Group is or becomes liable resulting from, or arising in connection with, the failure of the transactions comprising the Internal Reorganization or the Distribution to have Tax-Free Status.

“United States” or “U.S.” means the United States of America.

“U.S. Federal Income Tax” means any Income Tax imposed by the United States.

“U.S. Federal Withholding Tax” means (i) any Tax imposed or required to be withheld under Chapter 3 of the Code or (ii) any Tax imposed or required to be withheld or deducted from wages under Chapters 21, 23 or 24 of the Code, both of which shall be considered a Non-Income Tax for purposes of this Agreement.

ARTICLE II

ALLOCATION OF TAXES

2.01 General Allocation of Taxes.

(a) Income Tax Allocation to SnackCo. SnackCo shall be liable for (i) all U.S. Federal Income Taxes attributable to any Pre-Distribution Period that are imposed on any member of the SnackCo Pre-Distribution Group, including but not limited to joint and several liability under Treasury Regulation Section 1.1502-6, (ii) all Non-Canadian Foreign Income Taxes attributable to any Pre-Distribution Period that are imposed on any member of the SnackCo Pre-Distribution Group, (iii) all Income Taxes attributable to any Post-Distribution Period that are imposed on any member of the SnackCo Post-Distribution Group other than SnackCo Canada and (iv) any Residual Indemnity Obligations that relate to U.S. Federal Income Taxes or Non-Canadian Foreign Income Taxes.

(b) Income Tax Allocation to GroceryCo. GroceryCo shall be liable for (i) all State Income Taxes attributable to any Pre-Distribution Period that are imposed on any member of the SnackCo Pre-Distribution Group, including but not limited to any joint and several liability as to any such State Income Taxes, (ii) all Canadian Income Taxes attributable to any Pre-Distribution Period that are imposed on any member of the SnackCo Pre-Distribution Group other than GroceryCo Canada or SnackCo Canada, (iii) all Income Taxes attributable to any Post-Distribution Period that are imposed on any member of the GroceryCo Post-Distribution Group other than GroceryCo Canada and (iv) any Residual Indemnity Obligations that relate to State Income Taxes or Canadian Income Taxes (other than any Residual Indemnity Obligation of GroceryCo Canada).

(c) Non-Income Tax Allocation to SnackCo. SnackCo shall be liable for (i) all U.S. Federal Withholding Taxes attributable to any Pre-Distribution Period with respect to any member of the SnackCo Pre-Distribution Group, (ii) all other Non-Income Taxes imposed on or otherwise due from any member of the SnackCo Pre-Distribution Group other than SnackCo Canada or GroceryCo Canada or the SnackCo Post-Distribution Group other than SnackCo Canada other than those Non-Income Taxes for which GroceryCo is liable under Section 2.01(d) of this Agreement and (iii) any Residual Indemnity Obligations that relate to U.S. Federal Withholding Taxes or Non-Income Taxes other than those for which GroceryCo is liable for under Section 2.01(d) of this Agreement (and excluding any Residual Indemnity Obligation of SnackCo Canada).

(d) Non-Income Tax Allocation to GroceryCo. GroceryCo shall be liable for (i) all Non-Income Taxes imposed on or otherwise due from any member of the GroceryCo Post-Distribution Group other than GroceryCo Canada (but not including U.S. Federal Withholding Taxes attributable to any Pre-Distribution Period with respect to any member of the SnackCo Pre-Distribution Group) and (ii) any Residual Indemnity Obligations that relate to any Non-Income Tax imposed on any member of the GroceryCo Post-Distribution Group other than GroceryCo Canada (but not including U.S. Federal Withholding Taxes attributable to any Pre-Distribution Period with respect to any member of the SnackCo Pre-Distribution Group).

(e) Allocation of FIN 45 Indemnity Obligations. SnackCo shall be liable for all FIN 45 Indemnity Obligations (other than any FIN 45 Indemnity Obligation of SnackCo Canada).

(f) Allocation of Specified Indemnity Obligations. SnackCo shall be liable for all Specified Indemnity Obligations (other than any Specified Indemnity Obligation of SnackCo Canada) that are attributable to any tax sharing/allocation, purchase and sale, or similar agreements allocated to it on Schedule 1.2(25) of the Distribution Agreement. GroceryCo shall be liable for all Specified Indemnity Obligations (other than any Specified Indemnity Obligation of GroceryCo Canada) that are attributable to any tax sharing/allocation, purchase and sale, or similar agreements allocated to it on Schedule 1.2(16) of the Distribution Agreement.

(g) Allocation of Transaction Taxes. Notwithstanding any other subsection of this Section 2.01, liability for Transaction Taxes shall be governed solely by Sections 5.02 and 5.03 of this Agreement.

(h) Canadian Asset Transfer Agreement Override. GroceryCo Canada and SnackCo Canada are entering into the Canadian Asset Transfer Agreement addressing the parties’ respective rights and obligations with respect to certain of the matters addressed in this Agreement. Notwithstanding any provision of this Agreement, all Taxes imposed on GroceryCo Canada or SnackCo Canada shall be allocated in accordance with the Canadian Asset Transfer Agreement. Nothing in this Agreement shall effect, constitute or change the timing of (i) any transfer, assignment, conveyance or other disposition of, or any amendment, modification, supplement or other change of or to, any right, title, interest or benefit in any Asset owned or held by GroceryCo Canada or SnackCo Canada or (ii) any transfer, assumption, forgiveness or release of, or any amendment, modification, supplement or other change of or to, any Liabilities of GroceryCo Canada or SnackCo Canada. It is intended that the Canadian Asset Transfer Agreement will be drafted in a manner to be consistent with and implement the concepts that are described and implemented in this Agreement as they relate to the Assets and Liabilities of GroceryCo Canada or SnackCo Canada that are otherwise covered in this Agreement.

2.02 Income Tax Allocation for Year of Distribution. Items of income, gain, loss, deduction, and credit shall be apportioned between Pre-Distribution Periods and Post-Distribution Periods in accordance with the principles of Treasury Regulation Section 1.1502-76(b) as reasonably interpreted and applied by SnackCo. Unless agreed to by the Parties in writing, SnackCo shall not make an election under Treasury Regulation Section 1.1502-76(b)(2)(ii) to use the ratable allocation method. If the Parties agree to use the ratable allocation method, the members of the GroceryCo Post-Distribution Group shall provide to SnackCo such statements as are required under the regulations and other appropriate assistance.

2.03 Allocation of Tax Attributes and Earnings and Profits. SnackCo shall in good faith advise GroceryCo in writing of the portion, if any, of any earnings and profits, Tax Attribute, overall foreign loss, capitalized research and development expenditures or other consolidated, combined or unitary attribute which SnackCo determines shall be allocated or apportioned to the GroceryCo Post-Distribution Group under applicable law as a result of the Internal Reorganization or the Distribution. The Parties hereby agree that in the absence of controlling legal authority or unless otherwise provided under this Agreement, Tax Attributes shall be allocated to the legal entity that created such Tax Attributes. Notwithstanding the foregoing, SnackCo shall allocate all Oregon energy tax credits to GroceryCo. GroceryCo and all members of the GroceryCo Post-Distribution Group shall prepare all Tax Returns in accordance with such written notice. As soon as practicable after receipt of a written request from GroceryCo, SnackCo shall use its best efforts to provide copies of any studies, reports, and work papers supporting such allocations and apportionments. In the event of a subsequent adjustment by a Taxing Authority to such allocations and apportionments, SnackCo shall promptly notify GroceryCo in writing of such adjustment.

2.04 Matters Covered by the Employee Matters Agreement. Notwithstanding any other provision of this Agreement, any matter relating to Taxes (including, but not limited to, any allocation of a Tax liability, the preparation of any Tax Return, any withholding obligation, or any reporting obligation) covered by the Employee Matters Agreement shall be governed by the Employee Matters Agreement.

ARTICLE III

PREPARATION OF TAX RETURNS

3.01 U.S. Federal Income Tax Returns. The Party that is liable for any U.S. Federal Income Tax liability under Section 2.01 of this Agreement shall prepare and file the Tax Return and any other Returns, documents, or statements required to be filed with the IRS with respect to the determination of such U.S. Federal Income Tax liability.

3.02 State Income Tax Returns. The Parties shall cooperate to determine which Party (or member of their respective Groups) will be responsible for preparing and filing each State Income Tax Return due with respect to the Tax Year in which the Distribution occurs (including any short period beginning after the Distribution) or any Tax Year ending prior to the Distribution and any other Returns, documents, or statements required to be filed with the appropriate Taxing Authority with respect to the determination of such State Income Tax liability.

3.03 Canadian Income Tax Returns. The Party that is liable for any Canadian Income Tax liability under Section 2.01 of this Agreement shall prepare and file (or shall cause the appropriate member of its Group to prepare and file) such Tax Return and any other Returns, documents, or statements required to be filed with the appropriate Taxing Authorities with respect to the determination of such Canadian Income Tax liability. For the avoidance of doubt, the preceding sentence shall not apply to any Tax Return required by applicable law to be filed by GroceryCo Canada or SnackCo Canada.

3.04 Non-Canadian Foreign Income Tax Returns. The Party that is liable for any Non-Canadian Foreign Income Tax liability under Section 2.01 of this Agreement shall prepare and file (or shall cause the appropriate member of its Group to prepare and file) such Tax Return and any other Returns, documents, or statements required to be filed with the appropriate Taxing Authority with respect to the determination of such Non-Canadian Foreign Income Tax liability.

3.05 Non-Income Tax Returns. The Party that is liable for any Non-Income Tax liability under Section 2.01 of this Agreement shall prepare and file (or shall cause the appropriate member of its Group to prepare and file) such Tax Return and any other Returns, documents, or statements required to be filed with the appropriate Taxing Authorities or other Persons with respect to the determination of such Non-Income Tax liability or otherwise. For the avoidance of doubt, the preceding sentence shall not apply to any Tax Return required by applicable law to be filed by GroceryCo Canada or SnackCo Canada.

3.06 Tax Returns of GroceryCo Canada and SnackCo Canada. Any Tax Return required to be filed by GroceryCo Canada under applicable law shall be filed by GroceryCo Canada. Any Tax Return required to be filed by SnackCo Canada under applicable law shall be filed by SnackCo Canada.

3.07 Special Rules Relating to the Preparation of Tax Returns.

(a) Except as otherwise provided in this Agreement, in the case of any Tax Return for or that includes a Pre-Distribution Period, the Filing Party pursuant to this Article III shall prepare (or shall cause the appropriate member of it Group to prepare) such Tax Return in accordance with past practices, accounting methods, elections or conventions (“Past Practices”) used by the SnackCo Pre-Distribution Group with respect to the Tax Return in question, and, to the extent any items are not covered by Past Practices, in accordance with reasonable Tax accounting practices. Notwithstanding the foregoing, for any Tax Return described in the preceding sentence, the Filing Party (or the appropriate member of its Group) shall not be required to follow Past Practices if (i) the Non-Filing Party consents in writing to the proposed method of reporting (not to be unreasonably withheld), (ii) the Filing Party (or the appropriate member of its Group) receives a “should” level opinion from a nationally recognized law firm that the proposed method of reporting is correct or (iii) there is no substantial authority for the use of such Past Practices. In addition, unless otherwise required by applicable law, in the preparation and filing of any Tax Return for or that includes a Pre-Distribution Period, the Filing Party shall not take (or shall cause the appropriate member of its Group not to take) any position (or make any election) that is inconsistent with any position taken or election made by SnackCo in connection with the preparation and filing of any consolidated U.S. Federal Income Tax Return that includes any Pre-Distribution Period. Notwithstanding the foregoing, with respect to the preparation of any such Tax Return, the Filing Party shall not discriminate (or shall cause the appropriate member of its Group not to discriminate) against any member of the Non-Filing Party’s Group.

(b) SnackCo and GroceryCo shall prepare (and shall cause the members of its respective Group to prepare) all Tax Returns consistent with the Tax treatment of the Internal Reorganization and the Distribution set forth in the Ruling and Tax Opinion Documents.

3.08 Right to Review Tax Returns. In the event that (i) the Non-Filing Party (or any member of its Group) is liable for some or all of the Taxes reported on a Tax Return or (ii) the Non-Filing Party (with respect to a Tax Return) (or member of its Group) must prepare another Tax Return consistent with the treatment included in such Tax Return, no later than thirty days (or fifteen days in the case of a State Income Tax Return) prior to the date on which any other such Tax Return is required to be filed (taking into account any valid extensions), the Filing Party shall provide such Tax Return for review and comment by the Non-Filing Party, and the Filing Party shall consider any comments in good faith. Notwithstanding the foregoing, the Party responsible for filing any tax return described in (i) above shall not file such Return without the consent of the Non-Filing Party (not to be unreasonably withheld or delayed). For the avoidance of doubt, no State Income Tax Return that includes a Pre-Distribution Period that any member of the SnackCo Post-Distribution Group is responsible for filing under Section 3.02 of this Agreement shall be filed without GroceryCo’s consent (not to be unreasonably withheld or delayed).

3.09 Appointment. Each member of the Non-Filing Party’s Group hereby irrevocably appoints the Filing Party as its agent and attorney-in-fact to take any action (including the execution of documents) the Filing Party may deem necessary or appropriate to implement this Article III.

ARTICLE IV

CARRYBACKS REFUNDS AND TAX BENEFITS

4.01 Carrybacks.

(a) If any member of the Non-Filing Party’s Group generates a Tax Attribute during a Post-Distribution Period that can be carried back to a Pre-Distribution Period, then, upon the request of the Non-Filing Party, the Filing Party, at the Non-Filing Party’s expense, shall file (or shall cause the appropriate member of its Group to file) a claim for refund arising from such carryback and will pay to the Non-Filing Party the actual Tax Benefit from the carryback within thirty days of Effective Realization by any member of the Filing Party’s Group. Such Tax Benefit shall be equal to the excess of (i) the amount of Tax that would have been payable (or of the Tax refund actually receivable) by the Party (or member of its Group) liable for the Tax reported on such Tax Return for such period in the absence of such carryback, over (ii) the amount of Tax actually payable for such period (or of the Tax refund that would have been receivable) by the Party (or member of its Group) liable for the Tax reported on such Tax Return. In the absence of controlling legal authority, if the SnackCo Post-Distribution Group and the GroceryCo Post-Distribution Group can both carryback Tax Attributes from the same Post-Distribution Period to a Pre-Distribution Period and both Parties Tax Attributes cannot be fully utilized, the Tax Attributes of both Groups shall be carried back proportionately to the Tax Attributes each Party is seeking to utilize.

(b) If, subsequent to the payment by the Filing Party to the Non-Filing Party of any amount pursuant to (or in accordance with the principles of) Section 4.01(a) of this Agreement, there shall be a Final Determination that results in a disallowance or a reduction of the Tax Attributes of the Non-Filing Party’s Group so carried back, the Non-Filing Party shall repay to the Filing Party, within thirty days after such Final Determination, any amount that would not have been payable to the Non-Filing Party pursuant to (or in accordance with the principles of) Section 4.01(a) of this Agreement had the Tax Benefit been determined in light of the Final Determination. In addition, the Non-Filing Party shall hold each member of the Filing Party’s Group harmless from any penalty or interest payable by any member of the Filing Party’s Group as a result of any such Final Determination. Any such amount shall be paid by the Non-Filing Party within thirty days of the payment by the Filing Party’s Group of any such penalty or interest.

(c) For purposes of this Section 4.01, GroceryCo (or the applicable member of the GroceryCo Post-Distribution Group) shall be considered the Filing Party for all State Income Tax Returns for which it is liable for the Tax under Section 2.01 of this Agreement.

4.02 Refunds.

(a) If a member of the SnackCo Post-Distribution Group Effectively Realizes a refund, offset, or credit that relates to a Tax for which a member of the GroceryCo Post-Distribution Group is liable under this Agreement, SnackCo shall remit to GroceryCo within thirty days of Effective Realization the amount of such refund, offset, or credit, together with any interest received thereon.

(b) If a member of the GroceryCo Post-Distribution Group Effectively Realizes a refund, offset, or credit that relates to a Tax for which a member of the SnackCo Post-Distribution Group is liable under this Agreement, GroceryCo shall remit to SnackCo within thirty days of Effective Realization the amount of such refund, offset, or credit, together with any interest received thereon.

4.03 Residual TSA Receivables, Specified TSA Receivables, and FIN 45 Receivables.

(a) If a member of the SnackCo Post-Distribution Group receives a cash payment pursuant to a Residual TSA Receivable or a Specified TSA Receivable with respect to a Tax for which a member of the GroceryCo Post-Distribution Group would be liable under Section 2.01 of this Agreement, SnackCo shall remit to GroceryCo within thirty days of receiving such cash payment the amount of such cash payment.

(b) If a member of the GroceryCo Post-Distribution Group receives a cash payment pursuant to a Residual TSA Receivable, a Specified TSA Receivable, or a FIN 45 Receivable with respect to a Tax for which a member of the SnackCo Post-Distribution Group would be liable under Section 2.01 of this Agreement, GroceryCo shall remit to SnackCo within thirty days of receiving such cash payment the amount of such cash payment.

4.04 Tax Benefits.

(a) If, as a result of an adjustment pursuant to a Final Determination to any Tax for which a member of the SnackCo Post-Distribution Group is liable hereunder, a member of the GroceryCo Post-Distribution Group realizes a Tax Benefit that it would not have realized but for such adjustment (determined on a with and without basis), GroceryCo shall pay to SnackCo the Tax Benefit from such adjustment within thirty days of the later of the date on which (i) the member of the GroceryCo Post-Distribution Group Effectively Realizes such Tax Benefit or (ii) GroceryCo receives written notice and demand from SnackCo for payment of the amount due, accompanied by evidence of such adjustment describing in reasonable detail the particulars relating thereto. Provided, however, that the amount GroceryCo shall pay to SnackCo under this Section 4.04(a) related to any adjustment shall not exceed the lesser of (x) the Tax Benefit(s) Effectively Realized (whether Effectively Realized with respect to the same taxable period or one or more other taxable periods) by the member of the GroceryCo Post-Distribution Group or (y) the Tax Detriment incurred by the member of the SnackCo Post-Distribution Group. In the event that GroceryCo disagrees with any such calculation described in this Section 4.04(a), GroceryCo shall notify SnackCo in writing within thirty days of receiving the written calculations set forth above in this Section 4.04(a). The Parties shall resolve any such disagreement in accordance with Section 10.03 of this Agreement.

(b) If, as a result of an adjustment pursuant to a Final Determination to any Tax for which a member of the GroceryCo Post-Distribution Group is liable hereunder, a member of the SnackCo Post-Distribution Group realizes a Tax Benefit that it would not have realized but for such adjustment (determined on a with and without basis), SnackCo shall pay to GroceryCo the Tax Benefit from such adjustment within thirty days of the later of the date on which (i) the member of the SnackCo Post-Distribution Group Effectively Realizes such Tax Benefit or (ii) SnackCo receives written notice and demand from GroceryCo for payment of the amount due, accompanied by evidence of such adjustment describing in reasonable detail the particulars relating thereto. Provided, however, the amount SnackCo shall pay to GroceryCo under this Section 4.04(b) related to any adjustment shall not exceed the lesser of (x) the Tax Benefit(s) Effectively Realized (whether Effectively Realized with respect to the same taxable period or one or more other taxable periods) by the member of the SnackCo Post-Distribution Group or (y) the Tax Detriment incurred by the member of the GroceryCo Post-Distribution Group. In the event that SnackCo disagrees with any such calculation described in this Section 4.04(b), SnackCo shall notify GroceryCo in writing within thirty days of receiving the written calculation set forth above in this Section 4.04(b). The Parties shall resolve any such disagreements in accordance with Section 10.03 of this Agreement.

(c) If, subsequent to a payment by SnackCo or GroceryCo, as appropriate, to the other Party of an amount pursuant to (or in accordance with the principles of) Sections 4.04(a) or 4.04(b) of this Agreement, there shall be a Final Determination that results in a disallowance or a reduction of the Effectively Realized Tax Benefit, the other Party shall repay to SnackCo or GroceryCo, as appropriate, within thirty days after such Final Determination, any amount that would not have been payable to the other Party pursuant to (or in accordance with the principles of) Sections 4.04(a) or 4.04(b) of this Agreement had the Tax Benefit been determined in light of the Final Determination. In addition, that Party receiving a payment from the other Party pursuant to Sections 4.04(a) or 4.04(b) of this Agreement shall hold each member of the other Party’s Group harmless from any penalty or interest payable by any member of the other Party’s Group as a result of any such Final Determination. Any such amount shall be paid by the other Party within thirty days of the payment by the SnackCo Post-Distribution Group or the GroceryCo Post-Distribution Group, as appropriate, of any such penalty or interest.

4.05 Canadian Royalty Adjustments.

(a) Obligation to Pay Tax Benefit.

(i) Notwithstanding any other provisions of this Article IV, if, pursuant to a Final Determination, there is a Canadian Royalty Adjustment that results in a reduction of a royalty payment deemed to be paid for Tax purposes by GroceryCo Canada to Brands LLC and SnackCo (or any member of its Group) realizes a Tax Benefit with respect to any Pre-Distribution Period that it would not have realized but for the Canadian Royalty Adjustment, it shall pay the amount of the Tax Benefit to GroceryCo within thirty days of Effective Realization of such Tax Benefit.

(ii) Notwithstanding any other provisions of this Article IV, if, pursuant to a Final Determination, there is a Canadian Royalty Adjustment that results in an increase of a royalty payment deemed to be paid for Tax purposes by GroceryCo Canada to Brands LLC and GroceryCo (or any member of its Group) realizes a Tax Benefit with respect to any Pre-Distribution Period that it would not have realized but for the Canadian Royalty Adjustment, it shall pay the amount of the Tax Benefit to SnackCo within thirty days of Effective Realization of such Tax Benefit.

(iii) For purposes of determining the Tax Benefits Effectively Realized by either Party (or by any member of either Party’s Group) as a result of a Canadian Royalty Adjustment, the effect of any foreign tax credits shall not be taken into account.

(b) Cooperation. If a Canadian Royalty Adjustment is proposed, the Parties shall cooperate in good faith and take all actions reasonably necessary to minimize the aggregate Tax liability of the Parties and to obtain any Tax Benefits resulting from such adjustment, including without limitation, filing one or more claims for refund (or protective claims) or seeking competent authority relief. In the event that the Parties seek competent authority relief, it is the intention of the Parties that any result negotiated with the competent authorities would produce the same aggregate Tax liability among the Parties as would result if they remained members of the same affiliated group. Accordingly, the Parties shall cooperate and act in good faith to negotiate such result and shall take such actions as may be reasonably necessary to achieve such result.

(c) Special Issues Attributable to Reductions in Royalty Payments.

(i) In the event there is an agreement between the competent authorities concerning a Canadian Royalty Adjustment that results in a reduction in a royalty deemed to be paid by GroceryCo Canada to Brands LLC, the Parties anticipate that it will be necessary for the excess royalty to be repaid to GroceryCo Canada to avoid the characterization for tax purposes of such excess royalty as a deemed dividend from GroceryCo Canada to Brands LLC. If GroceryCo Canada and Brands LLC had remained members of the same affiliated group, the Parties agree that Brands LLC or its successor would have repaid the excess royalty to GroceryCo Canada in accordance with the procedures established in Revenue Procedure 99-32 (or such other similar procedures as may be agreed by the competent authorities).

(ii) To achieve the same result that would occur if the Parties had remained members of the same affiliated group, the Parties will seek to structure any agreement with the competent authorities so that: (a) a payment will be made to GroceryCo Canada to repay the excess royalty; (b) the payment described in (a) will eliminate any deemed dividend attributable to the excess royalty in both the United States and Canada; (c) the payment in (a) will not result in a permanent transfer of cash from the SnackCo Post-Distribution Group to the GroceryCo Post-Distribution Group; and (d) any mechanism put in place to avoid the result described in (c) will not result in any member of the SnackCo Post-Distribution Group recognizing income in the United States or Canada.

(iii) Consistent with the principles outlined in (ii) above, the Parties will seek to negotiate the following arrangement with the competent authorities: (a) GroceryCo, as the successor in interest for U.S. tax purposes to Kraft Foods Global Brands, Inc. and as the obligor for such liability under the Assumption and Payment Agreement by and between GroceryCo and Brands LLC, will repay or cause to be repaid any excess royalty to GroceryCo Canada consistent with the procedures set forth in Revenue Procedure 99-32 and (b) the payment described in (a) will eliminate any deemed dividend attributable to the excess royalty in both the United States and Canada.

ARTICLE V

INDEMNIFICATION

5.01 General Indemnification.

(a) SnackCo shall indemnify each member of the GroceryCo Post-Distribution Group against and hold it harmless from (i) any SnackCo Liability and (ii) all liabilities, costs, expenses (including, without limitation, reasonable expenses of investigation and attorney’s fees and expenses), losses, damages, assessments, settlements or judgments arising out of or incident to the imposition, assessment or assertion of any SnackCo Liability.

(b) GroceryCo shall indemnify each member of the SnackCo Post-Distribution Group against and hold it harmless from (i) any GroceryCo Liability and (ii) all liabilities, costs, expenses (including, without limitation, reasonable expenses of investigation and attorney’s fees and expenses), losses, damages, assessments, settlements or judgments arising out of or incident to the imposition, assessment or assertion of any GroceryCo Liability.

5.02 Indemnification for Non-Canadian Transaction Taxes.

(a) Notwithstanding any other provision of this Agreement to the contrary, SnackCo shall indemnify and hold harmless each member of the GroceryCo Post-Distribution Group from and against (i) any and all Non-Canadian Transaction Taxes that are not the responsibility of GroceryCo pursuant to Section 5.02(b) of this Agreement and (ii) all liabilities, costs, expenses (including, without limitation, reasonable expenses of investigation and attorney’s fees and expenses), losses, damages, assessments, settlements or judgments arising out of or incident to the imposition, assessment or assertion of any Tax described in this subsection.

(b) Notwithstanding Section 5.02(a) of this Agreement, GroceryCo shall indemnify and hold harmless each member of the SnackCo Post-Distribution Group from and against (i) any and all Non-Canadian Transaction Taxes to the extent that such Tax results from or is attributable to (1) any act or failure to act on the part of GroceryCo (or any member of the GroceryCo Post-Distribution Group) following the Distribution or (2) any breach by GroceryCo (or any other member of the GroceryCo Post-Distribution Group) of any of the representations or covenants set forth in Articles VI and VII of this Agreement or any representations or covenants made by GroceryCo (or any member of the GroceryCo Post-Distribution Group) in the Ruling and Tax Opinion Documents and (ii) all liabilities, costs, expenses (including, without limitation, reasonable expenses of investigation and attorney’s fees and expenses), losses, damages, assessments, settlements or judgments arising out of or incident to the imposition, assessment or assertion of any Tax described in this subsection.

5.03 Indemnification for Canadian Transaction Taxes.

(a) Notwithstanding any other provision of this Agreement to the contrary, GroceryCo shall indemnify and hold harmless each member of the SnackCo Post-Distribution Group from and against (i) any and all Canadian Transaction Taxes that are not the responsibility of SnackCo pursuant to Section 5.03(b) of this Agreement and (ii) all liabilities, costs, expenses (including, without limitation, reasonable expenses of investigation and attorney’s fees and expenses), losses, damages, assessments, settlements or judgments arising out of or incident to the imposition, assessment or assertion of any Tax described in this subsection.

(b) Notwithstanding Section 5.03(a) of this Agreement, SnackCo shall indemnify and hold harmless each member of the GroceryCo Post-Distribution Group from and against (i) any and all Canadian Transaction Taxes to the extent that such Tax results from or is attributable to (1) any act or failure to act on the part of SnackCo (or any member of the SnackCo Post-Distribution Group) following the Distribution or (2) any breach by SnackCo (or any other member of the SnackCo Post-Distribution Group) of any of the representations or covenants set forth in Articles VI and VII of this Agreement or any representations or covenants made by SnackCo (or any member of the SnackCo Post-Distribution Group) in the Ruling and Tax Opinion Documents and (ii) all liabilities, costs, expenses (including, without limitation, reasonable expenses of investigation and attorney’s fees and expenses), losses, damages, assessments, settlements or judgments arising out of or incident to the imposition, assessment or assertion of any Tax described in this subsection.

5.04 Indemnification Payments. In the event that a Party is entitled to receive indemnification under this Article V with respect to any Tax for which there has been a Final Determination, such Party (“Indemnified Party”) shall send to the other Party (“Indemnifying Party”) an invoice requesting payment accompanied by a statement describing in reasonable detail the amount owed and the particulars relating thereto. The Indemnifying Party shall pay to the Indemnified Party any payment owed under this Article V within thirty days (or within another time period mutually agreed to by the Parties) after the receipt of the invoice for such payment.

ARTICLE VI

REPRESENTATIONS

6.01 SnackCo and GroceryCo Representations. SnackCo and GroceryCo each represent that the information and representations furnished by SnackCo (or any member of the SnackCo Post-Distribution Group) or GroceryCo (or any member of the GroceryCo Post-Distribution Group), as the case may be, in any Ruling and Tax Opinion Documents are accurate and complete as of the date hereof.

ARTICLE VII

COVENANTS

7.01 SnackCo and GroceryCo Covenants. SnackCo and GroceryCo each covenant (i) to use its best efforts to verify that the foregoing representations made by it in Article VI are accurate and complete as of the Distribution Date and (ii) that if, after the date hereof, it obtains information indicating, or otherwise becomes aware, that any such representations are or may be inaccurate or incomplete, promptly to inform SnackCo or GroceryCo, as the case may be.

7.02 Specific GroceryCo Covenants. GroceryCo may not take, and shall cause each member of the GroceryCo Post-Distribution Group not to take, any action inconsistent with the representations in Section 6.01 of this Agreement and the covenants in this Section 7.02 unless, prior to taking such action, GroceryCo (i) provides notification, upon determining that it shall pursue such action, to SnackCo of its plans with respect to such action, and promptly responds to any inquiries made by SnackCo following such notification and (ii) obtains a Ruling from the IRS or obtains an opinion of a nationally recognized law firm that provides that such action will not cause the failure of Tax-Free Status. Notwithstanding the foregoing, the receipt of a Ruling or of an opinion described in clause (ii) above shall not relieve GroceryCo of any of its liabilities or obligations under this Agreement, including, but not limited to, any GroceryCo indemnity obligation arising under Section 5.02(b) of this Agreement. GroceryCo covenants to SnackCo that:

(a) During the two-year period following the Distribution Date, GroceryCo shall not (i) liquidate or (ii) merge or consolidate with any other Person in one or more transactions pursuant to which the shareholders of the other Person(s) in such transaction(s) hold directly or indirectly a forty-two percent or greater interest (by vote or value) in the combined company.

(b) During the two-year period following the Distribution Date, GroceryCo and any Subsidiary or group of Subsidiaries that acquire all or substantially all of the GroceryCo’s assets shall not transfer all or substantially all of its assets that constitute GroceryCo’s active trade or business used to satisfy Section 355(b) of the Code to any entity not a member of the GroceryCo Post-Distribution Group in any transaction.

(c) During the two-year period following the Distribution Date, GroceryCo directly or indirectly through one or more Subsidiaries shall continue the active conduct of its trade or business used to satisfy Section 355(b) of the Code.

(d) GroceryCo shall not redeem or repurchase GroceryCo stock in a manner contrary to the requirements of Revenue Procedure 96-30 (or any Revenue Procedure replacing or superseding Revenue Procedure 96-30) or in any other manner contrary to the representations made in the Ruling and Tax Opinion Documents.

(e) During the two-year period following the Distribution Date, GroceryCo shall not issue, in one or more transactions, GroceryCo stock (or any instrument that is convertible or exchangeable into such GroceryCo stock) that in the aggregate represents more than a forty-two percent interest (by vote or value) of GroceryCo.

(f) During the two-year period following the Distribution Date, GroceryCo shall not enter into any negotiations, agreements, understandings, or arrangements with respect to transactions or events (including, without limitation, stock issuances, pursuant to the exercise of options or otherwise, option grants, capital contributions or acquisitions or a series of such transactions or events, but excluding the Distribution) that would be reasonably likely, alone or in the aggregate, to cause the Distribution to be treated as part of a plan (i) pursuant to which one or more Persons would acquire directly or indirectly stock of GroceryCo representing a forty-two percent or greater interest (by vote or value) or (ii) which would result in a transaction described in Section 7.02(a) above.

(g) GroceryCo shall not otherwise take any action or fail to take any other action, which action or failure to act would be reasonably likely to result in the imposition of Non-Canadian Transaction Taxes.

(h) For purposes of paragraphs (a), (e), and (f) of this Section 7.02, whether a forty-two percent or greater ownership change is or would be involved in one or more transactions shall be determined under multiple methods that reflect the differing number of GroceryCo shares outstanding at various times (e.g., on the Distribution Date, immediately prior to each transaction, etc.) and the method chosen shall be the one that results in the largest potential ownership change.

7.03 Canadian Butterfly Transactions.

(a) SnackCo and GroceryCo each covenant that it knows of no fact (other than the facts disclosed in any Ruling request submitted to the CRA prior to the date hereof) that may cause the Butterfly Transactions to fail to have Canadian Tax-Free Status; and SnackCo covenants that it, and each member of the SnackCo Post-Distribution Group, has no plan or intention to take any action inconsistent with any request for a Ruling submitted to the CRA or the Canadian Tax-Free Status or the covenants set forth in this Agreement.

(b) SnackCo will not take or fail to take, or permit any member of its Group to take or fail to take, any action (which includes the undertaking of any transaction) where that action or omission would (i) violate, be inconsistent with or cause to be untrue any covenant, representation or statement made in any Ruling request submitted to the CRA or (ii) prevent, or be reasonably likely to prevent, or be inconsistent with, the Canadian Tax-Free Status.

(c) If SnackCo (or any member of the SnackCo Post-Distribution Group) intends during the two-year period following the Distribution to undertake any transaction that would be reasonably likely to cause the Butterfly Transactions to fail to qualify for Canadian Tax-Free Status, it shall not undertake such transaction without first obtaining a supplementary Ruling or opinion of a nationally recognized law firm that provides that such transaction will not cause the Butterfly Transactions to fail to qualify for Canadian Tax-Free Status. Notwithstanding the foregoing, the receipt of any Ruling or opinion of a nationally recognized law firm shall not relieve SnackCo of any of its indemnity obligations arising under Article V of this Agreement.

ARTICLE VIII

TAX CONTESTS

8.01 Notice. Each Party shall provide (and shall cause the members of its Group to provide) prompt notice to the other Party of any written communication from a Taxing Authority regarding any pending or threatened Tax audit, assessment or proceeding, or other Tax Contest of which it becomes aware (i) related to any Tax for which it or any member of its Group is indemnified by the other Party under this Agreement, (ii) the resolution of which has the potential to affect the Tax liability of the other Party or any member of its Group under this Agreement or (iii) related to any Residual Indemnity Obligation, Specified Indemnity Obligation, or FIN 45 Indemnity Obligation for which the other Party or any member of such Party’s Group would be liable under this Agreement. Such notice shall attach copies of the pertinent portion of any written communication from a Taxing Authority and contain factual information (to the extent known) describing any asserted Tax liability in reasonable detail and shall be accompanied by copies of any notice and other documents received from any Taxing Authority in respect of any such matters.

8.02 Representation with Respect to Tax Contests.

(a) General. The Controlling Party with respect to any Tax Contest shall have the right to control such Tax Contest, including the right to (i) contest, compromise, or settle any adjustment or deficiency proposed, asserted or assessed as a result of any audit with respect to such Tax; (ii) file, prosecute, compromise or settle any claim for refund with respect to such Tax; and (iii) determine whether any refunds with respect to such Tax shall be paid by way of refund or credited against any liability for any other Tax; provided, however, that, in settling any Tax Contest related to U.S. Federal Income Taxes the compromise or resolution of which could result in GroceryCo (or any member of the GroceryCo Post-Distribution Group) having an increased liability for State Income Taxes (a “Specified U.S. Income Tax Contest”), SnackCo shall reasonably attempt to compromise or settle such Specified U.S. Income Tax Contest in a manner that would minimize any resulting GroceryCo liability (or the liability of any member of the GroceryCo Post-Distribution Group) for State Income Taxes, unless doing so would have a material adverse effect on SnackCo.

(b) Non-Canadian Transaction Tax Contests. Notwithstanding Section 8.02(a) of this Agreement, SnackCo shall have sole control over any Non-Canadian Transaction Tax Contest, unless GroceryCo acknowledges in writing that it has sole liability under Section 5.02(b) of this Agreement for any Non-Canadian Transaction Taxes that may arise in such Non-Canadian Transaction Tax Contest, in which case GroceryCo shall have sole control over such Non-Canadian Transaction Tax Contest.

(c) Canadian Transaction Tax Contests. Notwithstanding Section 8.02(a) of this Agreement, GroceryCo shall have sole control over any Canadian Transaction Tax Contest, unless SnackCo acknowledges in writing that it has sole liability under Section 5.03(b) of this Agreement for any Canadian Transaction Taxes that may arise in such Canadian Transaction Tax Contest, in which case SnackCo shall have sole control over such Canadian Transaction Tax Contest.

(d) Information. The Controlling Party shall keep the Non-Controlling Party timely informed with respect to any material information (including, but not limited to, any decision to commence litigation) relating to (i) any Tax Contest that has the potential to affect the Tax liability of the Non-Controlling Party (or any member of its Group) or (ii) any Tax Contest related to any Transaction Taxes.

(e) Participation Rights. The Non-Controlling Party shall have the right, at its own expense, to participate in (including the opportunity to review and provide reasonable comments on the Controlling Party’s communications with a Taxing Authority or any court of law) and advise on (including any strategy for settlement) any Tax Contest that (i) has the potential to affect the Tax liability of the Non-Controlling Party if (1) such Tax Contest is in litigation or (2) such Tax Contest involves an issue with respect to which the IRS has asserted an adjustment in taxable income of at least $100,000,000 in a revenue agent’s report or (ii) relates to Canadian Transaction Taxes if (1) such Tax Contest is in litigation or (2) such Tax Contest involves an issue with respect to which the CRA has asserted an adjustment in taxable income of at least $100,000,000 in a 30-day proposal letter. For the avoidance of doubt, the Controlling Party shall continue to have all rights and authority to control the Tax Contest as set forth in Sections 8.02(a), (b), or (c) of this Agreement regardless of whether the Non-Controlling Party has exercised its participation rights under this Section 8.02(e).

(f) Failure to Notify. The failure of one Party (or any member of its Group) to timely forward notification in accordance with Section 8.01 of this Agreement shall not relieve the other Party of any obligation to pay such Tax or adjustment or indemnify the first Party, except to the extent the other Party (or any member of its Group) was actually materially prejudiced by such failure, and in no event shall such failure relieve the other Party from any other liability or obligation which it may have to the first Party.

(g) Costs. The Controlling Party shall be liable for all costs incurred in connection with a Tax Contest (including any Tax Contest related to any Transaction Taxes), including (i) the payment of any Tax in the event the Controlling Party seeks to litigate any Tax refund in a refund forum, (ii) the posting of any bond or making of any deposit required in connection with such Tax Contest or (iii) the payment of any other amount required to be paid under applicable law with respect to any assessment of Tax whether or not such assessment is subject to further dispute or challenge.

ARTICLE IX

PAYMENTS

9.01 Method of Payment. All payments required by this Agreement shall be made by (i) wire transfer to the appropriate bank account as may from time to time be designated by the Parties for such purpose, or (ii) any other method agreed to by the Parties. All payments due under this Agreement shall be deemed to be paid when available funds are actually received by the payee.

9.02 Interest. Any payment required to be made by this Agreement that is not made on or before the date required hereunder shall accrue interest at a rate equal to the rate of interest from time to time announced publicly by The Wall Street Journal as its prime rate, calculated on the basis of a year of 365 days and the number of days elapsed.

9.03 Characterization of Payments. For all Tax purposes, except as otherwise required pursuant to a Final Determination or other applicable law, the Parties hereto agree to treat, and to cause their respective affiliates to treat, any payment required by this Agreement (to the extent not otherwise treated as a payment in respect of an existing intercompany account) either as a contribution by SnackCo to GroceryCo or as a distribution by GroceryCo to SnackCo, as the case may be, occurring immediately prior to the Distribution.

9.04 Tax Gross Up. In the event that a Party (or member of its Group) receives any indemnity payment under Article V of this Agreement and suffers a Tax Detriment attributable to the receipt of such payment, the amount of such payment shall be increased to place the Party (or member of its Group) receiving the payment in the same after-Tax position it would have enjoyed if there was no Tax Detriment associated with such payment. For the avoidance of doubt, no other payments under this Agreement shall be grossed up, including but not limited to payments made pursuant to Article IV of this Agreement.

9.05 Recoverable Taxes. If a Party (or member of its Group) receives any indemnity or reimbursement payment under this Agreement attributable to a Recoverable Tax that was considered non-recoverable and such Recoverable Tax is later recovered, such Party (or member of its Group) will return the portion of the payment it received attributable to the recovered portion of such Recoverable Tax (determined on a first in, first out basis) to the other Party within thirty days of the date such recovery is Effectively Realized.

ARTICLE X

MISCELLANEOUS

10.01 Cooperation and Exchange of Information.

(a) SnackCo and GroceryCo shall each cooperate fully (and shall cause each member of its respective Group to cooperate fully) with all reasonable requests from the other Party in connection with (1) the preparation and filing of Tax Returns and claims for refund, (2) Tax Contests, (3) the application of Article IV of this Agreement, and (4) all other matters or issues covered by this Agreement (including, without limitation, cooperating in meeting those deadlines reasonably established and determined by the Filing Party or Controlling Party, as the case may be, to facilitate the timely filing of any Tax Return or any filing related to a Tax Contest). Such cooperation shall include, without limitation:

(i) retaining until the expiration of the applicable statute of limitations, and the provision upon request, of Tax Returns, books, records (including information regarding ownership and Tax basis of property), documentation and other information relating to the Tax Returns, including accompanying schedules, related work papers, and documents relating to rulings or other determinations by Taxing Authorities;

(ii) executing any document that may be necessary or reasonably helpful in connection with any Tax Contest, or the filing of a Tax Return or refund claim by a member of the SnackCo Post-Distribution Group or the GroceryCo Post-Distribution Group, including certification, to the best of a member’s knowledge, of the accuracy and completeness of the information it has supplied;

(iii) taking any action (e.g., filing a Ruling request with the relevant Taxing Authority or executing a power of attorney) that is reasonably necessary in order to prepare, file, amend, or take any other action with respect to Tax Returns;

(iv) determining the liability for and the amount of any Taxes, Residual Indemnity Obligations, Specified Indemnity Obligations, or FIN 45 Indemnity Obligations due or the right to and the amount of any refunds of Tax, Residual TSA Receivables, Specified TSA Receivables, or FIN 45 TSA Receivables;

(v) for each Tax Return that includes any Pre-Distribution Period or any Tax Return filed with respect to the year of the Distribution (including any short-year Tax Returns), using the same Tax Return preparation software used to file the SnackCo Consolidated Return Group’s consolidated U.S. Federal Income Tax Return;

(vi) using best efforts to obtain any documentation that may be necessary or reasonably helpful in connection with any of the foregoing;

(vii) using best efforts to calculate and determine any Tax Benefit or Tax Detriment;

(viii) using best efforts to obtain any refund, credit, or other Tax Benefit governed by Section 4.04 of this Agreement, including, for the avoidance of doubt, filing a claim for a protective refund at the request of the other Party;

(ix) using best efforts to make the applicable Party’s (or member of its Group’s) current or former directors, officers, employees, agents and facilities available on a reasonable and mutually convenient basis in connection with the foregoing matters;

(x) coordinate in connection with entering into any advance pricing agreement with respect to any jointly owned, controlled, or used intellectual property;

(xi) providing notice it is reasonably likely to carry back a Tax Attribute under Section 4.01 of this Agreement; and

(xii) participating in regularly scheduled meetings between the Parties to further the purposes of this Agreement.

(b) If a Party (or any member of its Group) fails to comply with any of its obligations set forth in Section 10.01(a) of this Agreement upon reasonable request and notice by the other Party, and such failure results in the imposition of additional Taxes, the nonperforming Party shall be liable in full for such additional Taxes.

(c) Unless otherwise provided, each Party shall bear its own costs and expenses in complying with Section 10.01(a).

(d) Competent Authority Claims. Notwithstanding any other provision of this Agreement, in the event that SnackCo (or a member of the SnackCo Post-Distribution Group), on the one hand, or GroceryCo (or a member of the GroceryCo Post-Distribution Group), on the other hand, has notice of a potential adjustment that may result in a Tax Detriment to either Party (or a member of their respect Group), the Parties shall cooperate (and shall cause the members of its respective Group to cooperate) pursuant to this Section 10.01 to seek any competent authority relief that may be available with respect to such potential adjustment. Notwithstanding any other provision of this Agreement, (i) the Parties shall jointly control and shall cooperate in the handling of any competent authority claims and (ii) the Party that requests the other Party to seek competent authority relief shall (A) be responsible for the preparation of any required filings and (B) bear the cost associated with such filings.

(e) Upon the reasonable request of either Party, the Parties shall enter (and shall cause the appropriate member(s) of its respective Group to enter) into a written joint defense agreement in a form reasonably acceptable to both Parties or take such other action as reasonably necessary to protect any privilege (including, but not limited to, any privilege arising under or relating to the attorney-client relationship, the accountant-client privilege, or any work-product).

(f) In the event that the Butterfly Transactions fail to qualify for Canadian Tax-Free Status, the Parties shall cooperate and provide reasonable assistance (and shall cause the appropriate members of their Group to cooperate and provide reasonable assistance) to minimize any adverse Tax consequences that may result from such failure.

10.02 Retention of Records. A Party intending to dispose of documentation of SnackCo (or any other member of the SnackCo Post-Distribution Group) or GroceryCo (or any other member of the GroceryCo Post-Distribution Group), including without limitation, books, records, Tax Returns and all supporting schedules and information relating thereto (after the expiration of the applicable statute of limitations), which relates to Tax Returns described in Article III of this Agreement (to the extent it affects the Tax liability of GroceryCo (or any other member of the GroceryCo Post-Distribution Group) or SnackCo (or any other member of the

SnackCo Post-Distribution Group)) shall provide written notice to the other Party describing the documentation to be destroyed or disposed of at least sixty days prior to taking such action. The other Party may arrange to take delivery of the documentation described in the notice at its expense during the succeeding sixty day period. The documentation described in the notice shall not be disposed of prior to the end of the sixty day period without the affirmative written consent of an officer of the notified Party.

10.03 Dispute Resolution. Any and all disputes between the Parties relating to this Agreement, including the interpretation or application thereof, shall be resolved through the procedures provided in Article VII of the Distribution Agreement.

10.04 Changes in Law. Any reference to a provision of the Code or a law of another jurisdiction shall include a reference to any applicable successor provision or law. If, due to any change in applicable law or regulations or their interpretation by any court of law or other governing body having jurisdiction subsequent to the date of this Agreement, performance of any provision of this Agreement or any transaction contemplated thereby shall become unlawful, impracticable or impossible, the Parties hereto shall use their commercially reasonable efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such provision.

10.05 Confidentiality. Except as reasonably necessary to prepare any Tax Return or contest any Tax Contest, each Party shall (and shall cause the members of its respective Group to) hold and cause its (or any member of its Group’s) directors, officers, employees, advisors and consultants to hold in strict confidence, unless compelled to disclose by judicial or administrative process or, in the opinion of its counsel, by other requirements of law, all information (other than any such information relating solely to the business or affairs of such Party or its Group) concerning the other Party (or any member of its Group) hereto furnished to it by such other Party or its representatives pursuant to this Agreement (except to the extent that such information can be shown to have been (i) in the public domain through no fault of such Party (or any member of its Group), (ii) later lawfully acquired from other sources not known to be under a duty of confidentiality by the Party (or any member of its Group) to which it was furnished or (iii) independently developed), and each Party shall not (and shall cause the members of its Group not to) release or disclose such information to any other Person, except its (or a member of its Group’s) directors, officers, employees, auditors, attorneys, financial advisors, bankers and other consultants who shall be advised of and agree to be bound by the provisions of this Section 10.05. Each Party shall be deemed to have satisfied its obligation to hold confidential information concerning or supplied by the other Party if it exercises the same care as it takes to preserve confidentiality for its own similar information.

10.06 Successors. This agreement shall be binding on and inure to the benefit of any successor, by merger, acquisition of assets or otherwise, to any of the Parties hereto (including, but not limited to, any successor of SnackCo or GroceryCo succeeding to the tax attributes of such Party under Section 381 of the Code), to the same extent as if such successor had been an original Party hereto.

10.07 Authorization, etc. Each of the Parties hereto hereby represents and warrants that it has the power and authority to execute and deliver, and perform its obligations under, this Agreement; that this Agreement has been duly authorized by all necessary corporate action on the part of such Party; that this Agreement constitutes a legal, valid and binding obligation of each such Party; and that the execution, delivery and performance of this Agreement by such Party does not contravene or conflict with any provision of law or of its charter or bylaws or any agreement, instrument or order binding on such Party.

10.08 Notices. All notices, requests, and other communications to any Party hereunder shall be in writing (including electronic mail and facsimile transmission) and shall be given to:

If to SnackCo, to:

Kraft Foods Inc.

Three Parkway North

Deerfield, IL 60015

Attn: Vice President, Corporate Taxes

If to GroceryCo, to:

Kraft Foods Group, Inc.

Three Lakes Drive

Northfield, IL 60093

Attn: Senior Director, Corporate Tax

10.09 Entire Agreement. This Agreement contains the entire agreement among the Parties hereto with respect to the subject matter hereof and supersedes any prior tax sharing agreements, and such prior tax sharing agreements shall have no further force and effect; provided, however, that regardless of whether this Agreement specifically refers to any prior tax sharing agreement entered into by the Parties, that payments already made and actions already taken pursuant to any such prior tax sharing agreement shall be taken into account in determining the respective rights and obligations of the Parties pursuant to this Agreement. In addition, the provisions of any prior tax sharing agreement shall be taken into account to the extent necessary for the implementation of this Agreement but only if not inconsistent with the provisions of this Agreement. If and to the extent that the provisions of this Agreement conflict with the Distribution Agreement or any other agreement entered into in connection with the Distribution, the provisions of this Agreement shall control.

10.10 Section Captions. Section captions used in this Agreement are for convenience and reference only and shall not affect the construction of this Agreement.

10.11 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York (other than the laws regarding choice of laws and conflicts of laws) as to all matters, including matters of validity, construction, effect, performance and remedies; provided, however, that the United States Arbitration Act, 9 U.S.C. §§ 1-16 (as may be amended from time to time) shall govern the matters described in Section 10.03 of this Agreement.

10.12 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement.

10.13 References Include Group Members. Any reference to SnackCo, GroceryCo, or the Parties shall be interpreted to include the members of each Party’s respective Group as necessary to implement the intention of the Parties.

10.14 Waivers and Amendments. This Agreement shall not be waived, amended or otherwise modified except in writing, duly executed by all of the Parties hereto.

10.15 Effective Date. This Agreement shall be effective as of the Distribution Date.

10.16 Termination. Unless otherwise terminated under Section 8.3 of the Distribution Agreement, this Agreement shall remain in force and be binding so long as the applicable period of assessments (including extensions) remains unexpired for any Taxes contemplated by this Agreement.

IN WITNESS WHEREOF, each of the Parties hereto has caused this Agreement to be executed by a duly authorized officer as of the date first above written.

Kraft Foods Inc.

By:	/s/ Gerhard Pleuhs

Name: Gerhard Pleuhs
Title: Authorized Signatory

Kraft Foods Group, Inc.

By:	/s/ Timothy R. McLevish

Name: Timothy R. McLevish
Title: Authorized Signatory